Exhibit 99.(a)(7)

October 5, 1994
MacKenzie
                                             PARTNERS, INC.
News Release                                 156 Fifth Avenue
                                             New York, NY 10010
                                             212 929-5500
CONTACT:                                     FAX 212 929-0308
Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5877

FOR IMMEDIATE RELEASE:

         CALIFORNIA ENERGY TO MAKE CASH TENDER OFFER FOR
              51% OF MAGMA POWER AT $35 PER SHARE

OMAHA, NE, October 4, 1994 -- California Energy Company, Inc. (NYSE, PSE, LSE:CE) announced today that a wholly owned subsidiary of California Energy will commence on Thursday a cash tender offer for 12,400,000 shares, or approximately 51%, of the common stock of Magma Power Company (NASDAQ:MGMA) at a price of $35 net per share as a first step in implementing its September 19 proposal to acquire all Magma's shares for a combination of $25 in cash and $10 in market value of California Energy common stock. The tender offer is conditioned upon, among other things, entering into a merger agreement with Magma Power providing for a second-step merger, although, under certain circumstances California Energy could waive the merger agreement condition, in which case it would seek to obtain majority representation on Magma's Board.

Today's announcement follows unsuccessful discussions between representatives of the companies that occurred today following yesterday's decision by Magma's Board of Directors to adopt a poison pill and take certain other defensive actions in response to California Energy's September 19 proposal. California Energy intends to take any action necessary to have attempted impediments to its offer set aside. David L. Sokol, California Energy's Chairman and Chief Executive Officer, stated:

          "We have attempted in every reasonable way possible to commence merger negotiations with Magma in order to allow their shareholders to achieve value from our proposal. At Magma's request last week, we delayed commencement of a tender offer to permit Magma's Board to fully consider our proposal. Following this morning's disappointing meeting with Magma's advisors, we have concluded that allowing the shareholders to vote through a tender offer and consent solicitation is the only way to move forward in an efficient manner." Sokol further stated that "We believe that the price which we have offered is fair and represents full

 CALIFORNIA ENERGY/MAGMA POWER --
 TENDER OFFER
October 4, 1994
page 2

value for Magma. We believe that this transaction represents a unique fit for us and as such allows us to value Magma at a higher value than other potential bidders." Sokol further noted that "Our price represents a 27.3% premium to the value of Magma's stock the day we initially made the proposal."

California Energy also intends to make appropriate action to ensure its right to call a special meeting of Magma's shareholders to elect directors to Magma's Board and to take other actions that it believes will facilitate consummation of its tender offer and the proposed second-step merger with Magma. The tender offer and consent solicitations will be made only pursuant to definitive offering and solicitation documents, which will be filed with the Securities and Exchange Commission and mailed to Magma stockholders. Gleacher & Co. Inc. is acting as Financial Advisor to California Energy and Dealer Manager in connection with the tender offer and MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer.

California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325MW of power with an additional
300MW under construction.


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